               [VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]

                                                                       EXHIBIT 5


                                  June 14, 2002


Board of Directors
R. G. Barry Corporation
13405 Yarmouth Road N.W.
Pickerington, OH  43147

Gentlemen:

                  We are familiar with the proceedings taken and proposed to be taken by R. G. Barry Corporation, an Ohio corporation (the "Company"), in connection with the adoption and approval of the R. G. Barry Corporation 2002 Stock Incentive Plan (the "Plan"); the granting of options to purchase common shares, $1.00 par value (the "Common Shares"), of the Company under the terms of the Plan; the granting of stock appreciation rights ("SARs") under the terms of the Plan; and the issuance and sale of Common Shares of the Company upon exercise of options granted and options and SARs to be granted under the Plan, all as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on the date hereof. The purpose of the Registration Statement is to register, pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations"), the 450,000 Common Shares reserved for issuance under the Plan, together with related Series I Junior Participating Class A Preferred Share Purchase Rights (the "Rights"), each Right evidencing the right to purchase, under certain conditions, one one-hundredth of a share of Series I Junior Participating Class A Preferred Shares, $1.00 par value per share.

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Articles of Incorporation, as currently in effect; (d) the Company's Regulations, as currently in effect; (e) the Rights Agreement, dated as of February 19, 1998 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent; and (f) certain corporate records of the Company including resolutions adopted by the directors and the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

                  In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public

Board of Directors
R. G. Barry Corporation
June 14, 2002
Page 2

records reviewed by us. In making our examination of documents executed by any party other than the Company, we have assumed that such party had the power, corporate or other, to enter into and perform all obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such party of such documents and the validity, binding effect and enforceability thereof with respect to such party.

                  We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                  Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 450,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options granted under the Plan against payment of the purchase price therefor and upon exercise of SARs granted under the Plan, in each case in accordance with the terms of the Plan and any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

                  We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the United States of America.

                  This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares (and the related Rights) pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                       Very truly yours,

                                       /s/ Vorys, Sater, Seymour and Pease LLP

                                       VORYS, SATER, SEYMOUR AND PEASE LLP

ETF/i